EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of the General Partner of

Sotherly Hotels LP (formerly MHI Hospitality, L.P.)

410 West Francis Street

Williamsburg, Virginia 23185

We consent to the incorporation by reference in the Registration Statement on Form S-11 of Sotherly Hotels LP (formerly MHI Hospitality, L.P.), to be filed pursuant to Rule 462(b) under the Securities Act of 1933, of the reference to our firm under the caption “Experts” and of our report dated August 9, 2013, with respect to our audits of the consolidated financial statements and financial statement schedule, included or incorporated by reference in the Registration Statement on Form S-11 (No. 333-189821) and related Prospectus, as amended.

/s/ PBMares, LLP

Norfolk, Virginia

September 24, 2013